 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report on our audit of the basic financial statements of Origen Financial Inc. as of and for the period ending December 31, 2011 (the “Report”) with the amendment to the Annual Report of Sun Communities, Inc., on Form 10-K/A (as filed with the Securities Exchange Commission March 23, 2012) and the incorporation by reference of our Report in the registration statements of Sun Communities, Inc. and its subsidiaries on Forms S-3 (File No. 333-158623, effective May 14, 2009; File No. 333-156618, effective March 31, 2009; File No. 333-149016, effective March 10, 2008); and on Form S-8 (File No. 333-162216, effective September 30, 2009). Our Report appears on page 1. That audit was conducted for the purpose of forming an opinion on the basic financial statements of Origen Financial Inc. taken as a whole.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Southfield, Michigan
March 9, 2012